EXECUTION VERSION

AMENDMENT NO. 1 TO
RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of November 16, 2020 (the “Effective Date”) and amends that certain Rights Agreement, dated as of April 3, 2020 (the “Rights Agreement”), by and between Commvault Systems, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning(s) given to them in the Rights Agreement.
RECITALS
WHEREAS, in accordance with Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion amend the Rights Agreement in any respect without the approval of any holders of the Rights; and
WHEREAS, the Rights Agent is hereby directed by the Company to join in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:
1. Amendment of the Rights Agreement.
(a) Section 1(a) of the Rights Agreement is hereby amended by replacing such Section 1(a) in its entirety with the following:
“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) an Exempt Person (as such term is hereinafter defined), (ii) a Passive Institutional Investor (as such term is hereinafter defined), so long as, in the case of this clause (ii), such Person is not the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but subject to the provisions in the definition of “Passive Institutional Investor” or (iii) Starboard (as such term is hereinafter defined), so long as, in the case of this clause (iii), Starboard is not the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that

(i)    if the Board of Directors of the Company determines that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an “Acquiring Person” inadvertently (including because (A) such Person was unaware that it beneficially owned that number of shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of obtaining, changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”;
(ii)    if, as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person (together with its Affiliates and Associates) is or becomes the Beneficial Owner of 10% (20% in the case of a Passive Institutional Investor) or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock) that would cause such Person’s Beneficial Ownership of the Common Stock outstanding to exceed by any amount such Person’s Beneficial Ownership as of the date of this Agreement, in which case such Person will become an Acquiring Person;
(iii)    no Person shall become an “Acquiring Person” solely as a result of any unilateral grant of any security by the Company or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees;
(iv)    no Person shall become an “Acquiring Person” solely as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportion of the shares of Common Stock beneficially owned by such Person to 10% (15% in the case of Starboard or 20% in the case of a Passive Institutional Investor) or more of the Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% (15% in the case of Starboard or 20% in the case of a Passive Institutional Investor) or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person does not beneficially own 10% (15% in the case of Starboard or 20% in the case of a Passive Institutional Investor) or more of the shares of Common Stock then outstanding; and
(v)    no Person shall become an “Acquiring Person” solely as the result of the acquisition by such Person of Beneficial Ownership of shares of Common Stock from an individual who, on the later of the date hereof and the first public announcement of this Agreement, is the Beneficial Owner of 10% (15% in the case of Starboard or 20% in the case of a Passive Institutional Investor) or more of the Common Stock then outstanding if such shares of Common Stock are received by such Person upon such individual’s death pursuant to such individual’s will or pursuant to a charitable trust created by such individual for estate planning purposes unless and until such time as such Person shall become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 10% (15% in the case of Starboard or 20% in the case of a Passive Institutional Investor) or more of the shares of Common Stock then outstanding.
With respect to any Person, for all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding shares of Common Stock of which such Person is the Beneficial Owner, shall include the number of shares of

Common Stock not outstanding at the time of such calculation that such Person is otherwise deemed to beneficially own for purposes of this Agreement, but the number of shares of Common Stock not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Agreement shall not be included for the purpose of computing the percentage of the outstanding shares of Common Stock beneficially owned by any other Person (unless such other Person is also otherwise deemed to beneficially own for purposes of this Agreement such shares of Common Stock not outstanding).
(b) Section 1 of the Rights Agreement is hereby amended by adding the following new defined term:
“Starboard” shall mean, collectively, (i) Starboard Value and Opportunity Master Fund Ltd, (ii) Starboard Value and Opportunity S LLC, (iii) Starboard Value and Opportunity C LP, (iv) Starboard Value R LP, (v) Starboard Value and Opportunity Master Fund L LP, (vi) Starboard Value L LP, (vii) Starboard Value LP, (viii) Starboard Value GP LLC, (ix) Starboard Principal Co LP, (x) Starboard Principal Co GP LLC, (xi) Starboard Value R GP LLC, (xii) Starboard X Master Fund Ltd, (xiii) Jeffrey C. Smith, (xiv) Peter A. Feld, and (xv) any Starboard managed affiliate or Starboard managed account that may join the Starboard Schedule 13D group following the date of this Amendment.
2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be amended to reflect this Amendment, including all conforming changes.
3. Other Amendment; Effect of Amendment. Except as, and to the extent, expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment executed and/or transmitted electronically (including by .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.
6. Descriptive Headings; Interpretation. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
7. Further Assurances. Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.
8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

COMMVAULT SYSTEMS, INC.

By:	/s/ Warren H. Mondschein
Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathleen Whelpy
Name: Kathleen Whelpy
Title: Manager, Relationship Management
[Signature Page to Amendment No. 1 to Rights Agreement]